Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of GCL Global Holdings Ltd for the registration of the securities described in such Form F-3, and to the incorporation by reference therein of our report dated July 31, 2026, with respect to the consolidated financial statements of GCL Global Holdings Ltd included in its Annual Report (Form 20-F) for the year ended March 31, 2026, filed with the Securities and Exchange Commission..

/s/ Ernst & Young LLP

Singapore

September 2, 2026

Ernst & Young LLP (UEN T08LL0859H) is a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act 2005.

A member firm of Ernst & Young Global Limited.